                                                                     EXHIBIT 11

                 SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE

                             YEAR        YEAR        YEAR        YEAR        YEAR
                             ENDED       ENDED       ENDED       ENDED       ENDED
                          JANUARY 31, JANUARY 30, JANUARY 29, JANUARY 28, FEBRUARY 1,
                             1993        1994        1995        1996        1997
                          ----------- ----------- ----------- ----------- -----------
Weighted average common
 shares outstanding.....   2,374,539   3,347,955   3,397,955   3,422,955   3,422,955
Dilutive effect of stock
 options granted in
 fiscal 1996 computed by
 use of the treasury
 stock method...........      76,111      76,111      76,111      76,111      76,111
Dilutive effect of stock
 options and warrants
 issued prior to fiscal
 1996, computed by use
 of the treasury stock
 method.................      29,166      37,400       5,857      14,341      46,033
Dilutive effect of
 option granted by
 Company's Chairman,
 computed by use of the
 treasury stock method
 (1)....................     127,274     180,001     202,599     241,899         --
                           ---------   ---------   ---------  ----------  ----------
Dilutive effect of op-
 tions and warrants.....     232,551     293,512     284,567     332,351     122,144
                           ---------   ---------   ---------  ----------  ----------
Weighted average common
 and common equivalent
 shares outstanding.....   2,607,090   3,641,467   3,682,522   3,755,306   3,545,099
                           =========   =========   =========  ==========  ==========
Computation of earnings
 per share
 Net income /
 Average common and
 common equivalent
 shares outstanding
Net income..............    $827,000    $839,000    $719,000  $1,304,000  $1,736,000
Earnings per share......    $   0.32    $   0.23    $   0.20  $     0.35  $     0.49
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(1) Represents the dilutive effect of an option to purchase shares owned by the Company's Chairman, granted by the Chairman to the Company's former
    President.